Exhibit 99.1

Elite Pharmaceuticals Announces Commercial Launch of Methadone Hydrochloride Tablets

NORTHVALE, N.J. – April 2, 2026 – Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCQB: ELTP), a specialty pharmaceutical company developing niche generic products, today announced that the company has launched Elite’s generic version of methadone hydrochloride 5 mg and 10 mg tablets. Methadone tablets are indicated for the management of severe and persistent pain that requires an opioid analgesic that cannot be adequately treated with alternative options including immediate-release opioids. Methadone can also be used for detoxification treatment of opioid addiction (heroin or other morphine-like drugs) and for maintenance treatment of opioid addiction (heroin or other morphine-like drugs) in conjunction with appropriate social and medical services.

Based on IQVIA data, the brand and generic products’ annual retail sales for 2025 were approximately $22 million.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops and distributes niche generic products. Elite specializes in developing, manufacturing, and distributing oral, controlled-release drug products. Elite owns multiple generic products, which it distributes nationwide under the Elite Laboratories, Inc. label. Elite also has products licensed to TAGI Pharma. Elite operates a cGMP and DEA-registered research, development, and manufacturing facility in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA, and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite’s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations

518-398-6222

Dianne@elitepharma.com